Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of AOL Inc. on Form S-8 dated February 19, 2014 pertaining to Project Rover, Inc.’s 2009 Equity Incentive Plan and Adap.tv Inc.’s 2007 Stock Incentive Plan of our reports dated February 19, 2014, with respect to the consolidated financial statements of AOL, Inc. and the effectiveness of internal control over financial reporting of AOL, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 19, 2014